Exhibit 99.1

FOR IMMEDIATE RELEASE

SBS Technologies Reports Results of Third Quarter
Ended March 31, 2004

Albuquerque, NM (April 15, 2004) - SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the commercial, government and communications infrastructure markets, today announced the results of its third quarter ended March 31, 2004. Highlights include:

  Sales were $36.6 million.
  Net income was $2.1 million; EPS was $0.14.
  Cash balance was $37.5 million, and SBS remains debt free.
  Gross profit as a percentage of sales was 48.4%.
  Backlog at the end of the quarter was $44.4 million.
  Book-to-bill ratio was .97 to 1.
  Eleven design wins were reported.

"We have completed another successful quarter. With increased revenue and a return to solid operating income, we are meeting our operating and financial objectives. Both the Americas and European businesses grew this quarter, and the quoting activity and design win funnel continue to grow," said Clarence W. Peckham, CEO of SBS Technologies.

SALES

Sales for the third quarter were $36.6 million, an increase of 26.6% compared to $28.9 million in sales for last year's third quarter. On a sequential basis, total Company sales increased 12.6%, compared to $32.5 million in sales for the quarter ended December 31, 2003. Sales for the nine months ended March 31, 2004 were $95.7 million, an 11.2% increase from $86.0 million for the same period of the prior fiscal year.

SALES BY SEGMENT (dollars in millions)
Three months ended:	Mar. 31, 2004	% of total	Mar. 31, 2003	% of total	Dec. 31, 2003	% of total
Americas Group	$26.3	72%	$22.7	79%	$23.4	72%
Europe Group	10.3	28%	6.2	21%	9.1	28%
Total	$36.6	100%	$28.9	100%	$32.5	100%

Nine months ended:	Mar. 31, 2004	% of total	Mar. 31, 2003	% of total
Americas Group	$70.0	73%	$71.8	83%
Europe Group	25.7	27%	14.2	17%
Total	$95.7	100%	$86.0	100%

By segment, sales for the third quarter by the Americas Group were $26.3 million, an increase of 15.6%, and sales by the Europe Group were $10.3 million, an increase of 67.1%, 16% of which is a result of changes in currency exchange rates, both compared to the third quarter of the previous fiscal year. On a sequential basis, sales by the Americas Group increased 12.0% and sales by the Europe Group increased 14.1%, both compared to the quarter ended December 31, 2003. Sales for the nine months ended March 31, 2004 by the Americas Group were $70.0 million, a decrease of 2.5%, and sales by the Europe Group were $25.7 million, an increase of 80.7%, 16% of which is a result of changes in currency exchange rates, both compared to the nine month period ended March 31, 2003. The Europe Group's third quarter and nine months sales for fiscal year 2004 include an increase of approximately $500,000 and $2.5 million, respectively, previously included in the Americas Group due to the transfer during the quarter ended September 30, 2003 of sales and support for SBS' European customers to SBS' German operation.

SALES BY END MARKET (dollars in millions)
Three months ended:	Mar. 31, 2004	% of total	Mar. 31, 2003	% of total	Dec. 31, 2003	% of total
Government	$17.8	49%	$14.9	52%	$17.9	55%
Commercial	11.7	32%	9.0	31%	8.9	27%
Communications	7.1	19%	5.0	17%	5.7	18%
Total	$36.6	100%	$28.9	100%	$32.5	100%

Nine months ended:	Mar. 31, 2004	% of total	Mar. 31, 2003	% of total
Government	$48.9	51%	$43.8	51%
Commercial	29.2	31%	29.6	34%
Communications	17.6	18%	12.6	15%
Total	$95.7	100%	$86.0	100%

By end market, for the quarter ended March 31, 2004, sales to government customers were $17.8 million, an increase of 19.2%, sales to commercial customers were $11.7 million, an increase of 30.5%, and sales to communications customers were $7.1 million, an increase of 41.6%, all compared to the third quarter of last year. On a sequential basis, sales to government customers were relatively unchanged, sales to commercial customers increased 31.7%, and sales to communications customers increased 24.3%, all compared to the quarter ended December 31, 2003. By end market, for the nine months ended March 31, 2004, sales to government customers were $48.9 million, an increase of 11.7%, sales to commercial customers were $29.2 million, a decrease of 1.4%, and sales to communications customers were $17.6 million, an increase of 39.5%, all compared to the same period of the prior fiscal year. To align with current management responsibility, sales to a majority of SBS' enterprise customers are reflected as commercial sales.

NET INCOME

Net income for the quarter ended March 31, 2004 was $2.1 million, compared to $811,000 for the same period of the prior fiscal year. Net income for the nine months ended March 31, 2004 was $2.5 million. For the nine months ended March 31, 2003, income before the cumulative effect of the change in accounting for goodwill was $1.5 million and net loss was ($4.6) million including the cumulative effect of this change. Net income per common share - assuming dilution, for the quarter ended March 31, 2004 was $0.14, compared to $0.06 reported for the third quarter of the prior fiscal year. Net income per common share - assuming dilution, for the nine months ended March 31, 2004 was $0.16. For the nine months ended March 31, 2003, income per common share - assuming dilution was $0.10, before the cumulative effect of the change in accounting for goodwill, and net loss per common share - assuming dilution was ($0.31) including the cumulative effect of this change. Restructuring costs associated with the closure of the Carlsbad, California facility negatively impacted net income per common share - assuming dilution by approximately ($0.01) and ($0.11) on an after tax basis for the three and nine months ended March 31, 2004, respectively. All costs associated with the closure of the Carlsbad, California facility have now been recognized in the financial statements.

The financial results for the nine months ended March 31, 2003 include a transitional impairment charge of $6.1 million, net of tax, or ($0.41) per common share - assuming dilution, for the cumulative effect of the change in accounting for goodwill, resulting from SBS' adoption of SFAS 142 effective July 1, 2002.

CASH BALANCE

The total cash balance at the end of the third quarter was $37.5 million compared to $42.4 million for the quarter ended December 31, 2003, and SBS remains debt free. A majority of the cash decrease for the quarter was due to the purchase of inventory as the Company adjusted its balances to meet current customer commitments.

GROSS PROFIT

Gross profit for the quarter as a percentage of sales was 48.4%, compared to 48.9% for the third quarter of last year, and 49.3% for the preceding quarter. The decrease for this quarter in gross profit as a percentage of sales compared to the preceding quarter is primarily due to the impact of sales relating to several large, lower margin communications and commercial production orders.

BACKLOG

Total Company backlog as of March 31, 2004 was approximately $44.4 million, compared to $45.5 million as of December 31, 2003. The total Company book-to-bill ratio for the quarter was ..97 to 1 and for the nine months ended March 31, 2004 was 1.08 to 1.

DESIGN WINS / NEW PRODUCTS

During the third quarter, SBS achieved eleven design wins. Each reported design win represents an initial purchase order of a minimum of $100,000 and is forecasted to produce a minimum of $500,000 in sales annually when in production. By end market, the design wins include six in the government market, two in the commercial market, and three in the communications market. For the nine months ended March 31, 2004, SBS reported twenty-six design wins, sixteen in the government market, five in the commercial market and five in the communications market.

 In addition, SBS released ten new products during the quarter and announced a new teaming agreement. Six of the new products were Intel® Pentium® based single board computers. These new single board computers support all of SBS' markets and provide the latest Intel Pentium M processor technology.

In addition, SBS expanded its FPGA product line with an additional board targeted for PC104-based applications. This new FPGA board is a cost effective solution for providing image or signal processing capability for smaller systems. Typical applications are machine vision, software defined radio and other imaging systems. To make its FPGA products easy to use, SBS also announced a teaming agreement with Celoxica Ltd. to provide C language programming for all of SBS' FPGA products. This brings the ease of high-level language programming to FPGA-based products.

SBS also updated its input/output product line by adding a new VME bus adapter and an Internet connected SCSI interface, referred to as an iSCSI interface. The iSCSI interface is used for Internet connected disc subsystems or peer-to-peer connections. This new technology will create opportunities for SBS in enterprise and commercial applications.

BUSINESS OUTLOOK

The following statements are based on current expectations and speak only as of the date of this release, April 15, 2004. These statements are forward-looking, and actual results may differ materially.

"One of our key strategies is to provide a comprehensive portfolio of high intellectual property-based products and services to our customers," said Peckham. "As we continue to focus on providing solutions to our customers, our product line remains a key strength of the Company."

"We are pleased with the design wins and increased bookings level this fiscal year. Based on projections from our customers, we expect a favorable book-to-bill for the June quarter," continued Peckham.

"We are continuing to see improvement in our markets. The government market is still strong with increasing requirements for system level solutions. The communications and enterprise markets are continuing to rebound, and our customers' forecasts are more aggressive. In the commercial market we are seeing steady demand from semiconductor and medical equipment manufacturers."

"Based on our forecasts and backlog, we expect sales for the June quarter to be between $37 million and $38 million. By meeting this projection, our growth in sales for fiscal year 2004 would be approximately 15% over fiscal year 2003. We are focused on our markets and will continue to concentrate on closing design wins and growing revenue and earnings," said Peckham.

CONFERENCE CALL INFORMATION

SBS will host a conference call to discuss further the results of the quarter at 4:45 p.m. Eastern Time, Thursday, April 15, 2004. To access the call, dial toll-free (800) 988-9518, or international dial +1(610) 794-9308. The passcode for the conference call is "SBS." The call will also be webcast live, and later archived for a limited time in the Investor Relations section of the SBS web site at http://www.sbs.com. An audio replay of the call may be accessed approximately one hour following the conclusion of the call by dialing (800) 839-1183 or international (402) 998-1078. There is no passcode for the audio replay. The replay will be available through April 30, 2004.

ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales offices in five countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales, market conditions, customer demand, and bookings, and the continued development of SBS' competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: business and economic conditions generally affecting SBS' customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS' products that could reduce sales or render certain SBS products obsolete; customer demand for and acceptance of SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; SBS' technology capabilities; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2003 filed with the SEC.

Tables to Follow

SBS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
 Thousands (except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003

Sales	$36,592	28,906	95,672	85,999
Cost of sales	18,888	14,775	49,001	43,309
Gross profit	17,704	14,131	46,671	42,690
Selling, general and administrative expense	8,307	8,409	23,924	25,176
Research and development expense	5,471	4,160	15,029	13,581
Employee severance and consolidation costs	165	-	2,495	598
Amortization of intangible assets	538	452	1,638	1,488
Operating income	3,223	1,110	3,585	1,847
Interest and other income, net	95	116	541	341
Foreign exchange losses	(38)	(28)	(320)	(54)
	57	88	221	287
Income before income taxes and cumulative effect of change in accounting principle	3,280	1,198	3,806	2,134
Income tax expense	1,148	387	1,332	640
Income before cumulative effect of change in accounting principle	2,132	811	2,474	1,494
Cumulative effect of change in accounting principle (net of income taxes of $3,412)	-	-	-	(6,058)
Net income (loss)	$2,132	811	2,474	(4,564)

Earnings per share data:
Net income (loss) per share:
Income before cumulative effect	$0.14	0.06	0.16	0.10
Cumulative effect of change in accounting principle	-	-	-	(0.41)
Net income (loss)	$0.14	0.06	0.16	(0.31)
Net income (loss) per share - assuming dilution:
Income before cumulative effect	$0.14	0.06	0.16	0.10
Cumulative effect of change in accounting principle	-	-	-	(0.41)
Net income (loss)	$0.14	0.06	0.16	(0.31)

SBS Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
 Thousands (except share amounts)
(Unaudited)

	March 31,	June 30,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$37,491	37,130
Receivables, net	24,110	23,164
Inventories	26,960	16,816
Income tax receivable	3,209	4,830
Deferred income taxes	1,143	1,629
Prepaid expenses	1,897	1,661
Other current assets	540	431
Total current assets	95,350	85,661

Property and equipment, net	7,979	8,462
Goodwill, net	16,917	16,124
Intangible assets, net	5,322	6,906
Deferred income taxes	11,149	11,086
Other assets	270	371

Total assets	$136,987	128,610

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,369	3,990
Accrued representative commissions	1,033	688
Accrued compensation	4,032	4,595
Accrued severance and consolidation costs	1,021	224
Other current liabilities	2,201	2,977
Total current liabilities	13,656	12,474
Other long-term liabilities	19	29
Total liabilities	13,675	12,503

Stockholders' equity:
Common stock, no par value; 200,000,000 shares authorized;
15,213,206 issued and outstanding at March 31, 2004,
14,989,248 issued and outstanding at June 30, 2003	92,623	89,916
Unearned compensation	(82)	(37)
Accumulated other comprehensive income	2,326	257
Retained earnings	28,445	25,971
Total stockholders' equity	123,312	116,107

Total liabilities and stockholders' equity	$136,987	128,610

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Contact: Jennifer D. Wade
Investor Relations
Tel. (505) 875-0600
Fax. (505) 875-0404
email: jwade@sbs.com